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                                                                   Exhibit 10.08

                                 May 28, 1992

Mr. David C. Anderson
7515 Cliffbrook
Dallas, TX 75240

Dear David:

On behalf of Bob Hallagan and our Executive Committee, I am pleased to confirm Heidrick and Struggles, Inc.'s offer of employment. The individuals, who have met you through the process of your interviews, are very supportive and excited about your joining our team.

In thinking through the challenges in Dallas, I have brainstormed some issues that I have enclosed with this letter labeled "Addendum." These are only ideas, food for thought.

We look forward to your arrival. Your report date would be entirely at your discretion and we would work with you in any way you chose as it relates to your present search load. For example, if you felt that you needed to complete searches billed to SpencerStuart, that would be entirely acceptable.

Please review the following in order to set forth our understanding:

1.   You will join the Dallas, Texas office as Managing Partner and Director.

2. Your annual base salary will be $175,000, paid on a monthly basis at a monthly rate of $14,583, commencing on your date of employment.

3.   Your guaranteed bonuses will be paid as follows:

     A.  $50,000 to be paid within 30 days of your arrival.

     B.  $50,000 to be paid when normal bonuses are paid in early Spring 1993.

     C.  $50,000 to be paid November 30, 1993.

     D. $50,000 to be paid when normal bonuses are paid in early Spring 1994. (This guarantees you $275,000 annually for the next two years.)

         It is important to note here that if you exceed these guarantees through normal Billings, Source of Business, and Office Manager supplement, that you will be paid the greater amount.

4. You will be entitled to receive reimbursement for initiation and dues for an appropriate business luncheon club.

5. As agreed verbally, Heidrick and Struggles will pick up the balance of your Bent Tree initiation fee once that amount is determined.

6. You will be eligible to participate in our fringe benefits programs. You have been supplied with a current copy of our booklet and a brief description of our benefits. But I encourage you to speak with Rick Nelson about many of the details as it relates to benefits and perquisites.

7. Also, there are certain perquisites offered Directors; such as car policies, travel to offices, etc. Here too, I recommend that you speak with Rick to receive details.

8. Our lawyers ask that we confirm that if you accept our Offer of Employment, you will become an "employee-at-will." This gives us both maximum flexibility and permits either of us to terminate employment and compensation at any time for any reason.

9. Two copies of our standard form of agreement related to trade secrets, confidential information, clients, etc. are enclosed. This agreement is signed by all Consultants and Associates. Please sign both copies and return them to me for processing.

10. To acknowledge your acceptance of our Offer of Employment, please sign and return to me the enclosed copy of this letter.

David, we sincerely want you to join our team. Please call me, or Bob Hallagan if you have any question or need clarification on the points above.

                                            Best personal regards,

                                            /s/ Patrick S. Pittard
                                            -----------------------------------
                                            Patrick S. Pittard

PSP:nsh

cc: Robert E. Hallagan

Enclosures

ACKNOWLEDGED AND ACCEPTED:

/s/ David C. Anderson
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David C. Anderson

June 3, 1992
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Date